COMPANY CONTACT:
                                             Checkpoint Systems, Inc.
                                             Craig Burns
                                             Executive Vice President,
                                             Chief Financial Officer, Finance
                                             and Operations
                                             (856) 848-1800
                                          INVESTOR RELATIONS CONTACTS:
                                             Christine Mohrmann, Lindsay Hatton
                                             FD Morgen-Walke
                                             (212) 850-5600
                                          PRESS CONTACT:
                                             Jason Rando
FOR IMMEDIATE RELEASE                        FD Morgen-Walke
---------------------                        (212) 850-5600


       Checkpoint SYSTEMS, INC. announces 2003 FIRST Quarter Results

Thorofare, New Jersey, April 22, 2003 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the first quarter ended March 30, 2003.

The Company's first quarter 2003 net earnings were $4.2 million, or $0.13 per diluted share, compared to a net loss of $68.7 million, or $1.73 per diluted share, in the first quarter 2002. Included in the net loss for the first quarter 2002 is a goodwill impairment charge of $72.9 million, which reflected the cumulative effect of the change in accounting principle from the Company's adoption of Statement of Financial Accounting Standards No. 142 (SFAS 142) "Goodwill and Other Intangible Assets." The first quarter 2002 earnings before cumulative effect of change in accounting principle was $4.1 million, or $0.13 per diluted share.

Revenues for the first quarter 2003 were $156.4 million versus $143.5 million for the first quarter 2002. Foreign exchange had a positive impact on revenues of approximately $15.2 million in the first quarter of 2003 as compared to the first quarter of 2002.

"Our results for the first quarter reflect the strength of our business model in the face of continued economic difficulties," commented George Off, Chairman and Chief Executive Officer of Checkpoint. "Our security segment performed well in Europe and Asia Pacific, partially offsetting the anticipated decline in the European retail merchandising segment. The security segment in the U.S. performed well, primarily due to increased closed-circuit television (CCTV) activity, which offset a decline in electronic article surveillance (EAS) sales."

Gross profit for the first quarter 2003 was $63.1 million, or 40.4% of revenues, compared to $59.4 million, or 41.4% of revenues, for the first quarter 2002.

Selling, general, and administrative expenses (SG&A) were $54.9 million, or 35.1% of revenues, for the first quarter 2003, compared to $49.8 million, or 34.7% of revenues, in the same period last year.

Operating income was $8.3 million in the first quarter 2003, or 5.3% of revenues, compared to operating income of $9.6 million, or 6.7% of revenues, in the first quarter 2002.

Cash flow from operations for the first quarter 2003 was $2.7 million versus $8.9 million in the first quarter 2002.

As of March 30, 2003, cash and cash equivalents were $35.8 million, working capital was
$101.0 million and total debt was $194.0 million. Capital expenditures in the first quarter were $5.8 million, compared to $1.3 million a year ago.

Craig Burns, Executive Vice President, Chief Financial Officer, Finance and Operations, commented, "During the first quarter, we paid down a net amount of $17.5 million in debt, which puts us on target for our full-year 2003 debt repayment goal of between $50 million and $60 million. Our balance sheet remains strong and we remain confident in the underlying fundamentals of the business."

Mr. Off stated, "During the first quarter of 2003, Checkpoint announced several exciting new developments. We successfully launched our new Liberty(TM) antenna platform and have already installed over 1,200 new antennas this year. Also during the quarter, Bill Antle joined our Board of Directors. As the former Chairman, President, and Chief Executive Officer of Oak Industries, Inc., a manufacturer of leading-edge communications components, his experience in managing a technology growth company will be an invaluable contribution to the Checkpoint team."

Mr. Off continued, "On the litigation front, the federal judge in the ID Security Systems Canada Inc. litigation vacated the anti-trust verdict against Checkpoint and reduced the damages on the tortious interference and unfair competition claim. We are still assessing our appeal strategy on the remaining award."

Mr. Off concluded, "Looking forward, the uncertainty in the economy and the fluctuations in currency exchange rates make our results difficult to predict. However, we believe that we are on track for our previously disclosed guidance for 2003, which anticipates earnings growth of between 5% and 10%, with 2003 revenues comparable to 2002. While we cannot foresee an end to the current economic downturn, we are confident that our plan to lower interest expense and management costs, while expanding investments in research and development, and sales and marketing, will help us maximize our Company's potential while effectively containing costs."

Checkpoint Systems will host a conference call today, April 22, 2003, at 10:00 a.m. Eastern Time, to discuss its 2003 first quarter results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company's homepage, www.checkpointsystems.com, by clicking on the "Conference Calls" link or entering the "Investors" section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company's homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, barcode labeling systems, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s web site is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.

                               (Two Tables Follow)

                            Checkpoint Systems, Inc.
                      Consolidated Statements of Operations
                      (Thousands except per share amounts)
                                   (unaudited)
                                                        Quarter Ended
                                                         (13 weeks)
                                               March 30,           March 31,
                                                 2003                2002
                                                 ----                ----

Net revenues                                  $156,417              $143,454
Cost of revenues                                93,268                84,022
                                               -------                ------
Gross profit                                    63,149                59,432

Selling, general, and administrative expenses   54,897                49,832
                                                ------               -------
Operating income                                 8,252                 9,600

Interest income                                    339                   415
Interest expense                                 3,043                 3,725
Other gain/(loss), net                             748                  (231)
                                                ------                 ------
Earnings before income taxes                     6,296                 6,059

Income taxes                                     2,078                 1,939
Minority interest                                   17                     6
                                                 -----                ------
Earnings before cumulative effect of
  change in accounting principle                 4,201                 4,114
Cumulative effect of change in
  accounting principle                               -                (72,861)
                                                 -----                --------
Net earnings/(loss)                           $  4,201               $(68,747)
                                              ========               =========

Earnings per share before cumulative effect of change in accounting principle:
  Basic                                       $    0.13                $ 0.13
  Diluted                                     $    0.13                $ 0.13


Net earnings/(loss) per share:
  Basic                                       $       0.13           $ (2.15)
  Diluted                                     $       0.13           $ (1.73)

Weighted average common stock outstanding        32,723             31,944
Weighted average common stock and
  dilutive stock outstanding                     32,814             32,679


                                   (CONTINUED)

                            Checkpoint Systems, Inc.
                       Summary Consolidated Balance Sheet
                                   (Thousands)

                                               March 30,          December 29,
                                                  2003                2002
                                                  ----                -----
                                                (unaudited)
                                                preliminary

Cash and Cash Equivalents                      $ 35,834             $ 54,670
Working Capital                                $101,039             $111,187
Current Assets                                 $281,596             $297,866
Total Debt                                     $194,020             $209,325
Shareholders' Equity                           $234,517             $225,246
Total Assets                                   $670,855             $678,382








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